Exhibit 10.01

EMPLOYMENT AGREEMENT

This Agreement is made as of June 12, 2013, by and between Entercom Communications Corp., a Pennsylvania corporation (hereinafter referred to as the “Company” or “we”), and Louise C. Kramer (hereinafter referred to as “Employee” or “you”).

The Company shall continue to employ Employee and Employee hereby accepts continued employment with the Company upon the terms, conditions and provisions of this Agreement as set forth below.

1. Term. The initial term of this Agreement shall commence on April 1, 2013 and continue through March 30, 2016, subject to termination or extension as provided herein. This Agreement shall automatically renew from year to year thereafter, unless either party gives at least 120 days prior written notice of its election to either terminate or to renegotiate the terms of this Agreement at the end of the initial term or any then current renewal term.

2. Salary and Benefits. You will be paid a salary as follows:

a. For the period from April 1, 2013 to March 31, 2014, you will be paid, on a semi-monthly basis, an annualized salary of $500,000.

b. Commencing April 1, 2014 and each April 1 thereafter, your salary shall be increased by three percent (3%).

Such salary and any other compensation to be paid to you hereunder will be subject to all payroll deductions or withholding authorized by you or required by federal, state or local laws or regulations.

In addition, you will be eligible to participate in the Company’s 401(k) Plan and you will be provided with coverage under the Company’s employee benefit insurance plans and any other benefits generally available to officers of the Company on the same terms as generally offered to officers of the Company.

3. Annual Incentive Bonus. You will be eligible for a cash bonus with a target amount of $250,000 annually. The actual amount of such bonus will be determined in the sole discretion of the Company. The Company may adjust the manner in which you earn incentive compensation, the metrics under which performance might be judgment and/or the timing of payments, e.g., quarterly versus annually. Any bonuses earned will be paid no later than the last day of the second month following the applicable time period in question (i.e., quarter / year). In the event of a termination by the Company prior to last day of any applicable period (i.e., quarter / year), the Company shall determine in its sole discretion whether to pay a pro-rata bonus for such period. Your incentive compensation for calendar year 2013 is attached hereto.

4. Car Allowance. You will receive a monthly car allowance of $900 per month for each month that this Agreement is in effect.

5. Equity Grant. You will be awarded 25,000 shares of restricted stock of Entercom Communications Corp pursuant to the Entercom Equity Compensation Plan, and subject to the terms and conditions memorialized in a grant instrument approved by the Compensation Committee of Entercom Communication Corp.’s Board of Directors. This award will vest 50% after the second year, 25% after the third year and 25% after the fourth year of employment hereunder. In addition, you will be entitled to future grants of restricted stock and stock options at the discretion of the Company. The terms of any such grants shall be set forth in a grant instrument in the form approved by the Compensation Committee of Entercom Communications Corp.

6. Future Equity Grants. You will be entitled to future grants of restricted stock and stock options at the discretion of the Chief Executive Officer of the Company and the Compensation Committee of Entercom Communications Corp. The terms of any such grants shall be set forth in a grant instrument in the form approved by the Compensation Committee of Entercom Communications Corp.

7. Duties. As Station Group President of the Company you will be responsible for the general management and supervision of the Company’s radio market operations and discharge such other duties as may from time to time be assigned by the Board of Directors or the CEO. In addition, you will oversee various corporate staff functions as designated by the Company’s CEO and will be responsible for facilitating the effective coordination and integration of the various activities of relevant functions of the corporate staff and local markets to help facilitate meeting and exceeding the Company’s business goals. You agree that you will devote your full time and best efforts to the Company’s business and will not accept any outside employment without the prior written consent of the CEO of the Company.

8. Termination. This Agreement may be terminated during the initial term or any renewal term as follows:

a. The Company may terminate this Agreement at any time for Cause and without further obligation hereunder. For purposes of this Agreement, “Cause” shall include the following (as determined by the Company in its reasonable discretion): (i) Employee has engaged in fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course her employment or service; (ii) Employee has breached any material provision of this Agreement including without limitation any covenant against competition or solicitation of the Company’s employees or key advisors; or (iii) Employee has disclosed trade secrets or confidentiality information of the Company to persons not entitled to receive such information.

b. The Company may terminate this Agreement at any time for its convenience and without Cause. In the event of a termination of this Agreement by the Company without Cause, subject to the conditions set forth below, the Company shall be obligated to (i) beginning with the first payroll period following the sixtieth (60th) day following your termination, continue to pay you the salary and auto allowance in accordance with the Company’s regular payroll practices for one (1) year from the date of such termination, provided, however, that the initial payment shall include salary and auto allowance amounts for all payroll periods from the date of termination through the date of such initial payment; and (ii) provide that all grants of equity made through the effective date of such termination will continue to vest through the period ending on the one (1) year anniversary of such termination, as if you had remained employed hereunder through that date. Such continued payments and vesting of equity are expressly conditioned on: (i) your agreeing to a general release in form satisfactory to the Company releasing the Company and its affiliated entities and all of their officers, directors, employees and agents from any and all claims or liabilities arising out of your employment and/or the termination of employment and such release becoming effective prior to the sixtieth (60th) day following the date of your termination of employment, and (ii) your full compliance with the restrictive covenants contained in Section 8 hereof. i.e., if you violate any of the restrictive covenants contained in Section 8 hereof, any unvested equity grants and undelivered shares of unrestricted stock will be forfeited. Any payments made under this Section 7.b incident to a termination of employment shall be in lieu of and in satisfaction of all claims for severance, payment in lieu of notice or other compensation which may otherwise arise upon termination of employment with the Company except for salary and auto allowance earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence.

c. You may terminate this Agreement for “Good Reason” upon written notice to the Company within thirty (30) days of the occurrence of any of the events set forth below as “Good Reason,” in which case the Company shall be treated as having terminated your employment hereunder without Cause. “Good Reason” means:

(i) the assignment to you of any duties inconsistent in any material respect with your position (including status, offices and titles), authority, duties or responsibilities which remains uncured thirty (30) days after receipt of notice thereof given by you or any other action by the Company which results in a material diminishment in such position, authority, duties or responsibilities, and which remains uncured thirty (30) days after receipt of notice thereof given by you; or

(ii) any material breach by the Company in performing its obligations hereunder and which remains uncured thirty (30) days after receipt of notice thereof given by you.

d. If this Agreement terminates as of March 30, 2016 or any March 30 thereafter, due to a notice pursuant to Section 1 hereof and Company makes you an offer to continue your employment for a period of at least one year with a salary and bonus package which is equal to or greater than your then current salary and Annual Incentive Bonus package (a “Qualified Offer”), it shall not be deemed a termination by the Company and there shall be no payment of severance or continuation of salary payments or vesting of equity grants thereafter. In the event of such a termination where the Company has not made a Qualified Offer, then the Company shall be obligated, beginning with the first payroll period following the sixtieth (60th) day following your termination, to continue to pay you the salary and auto allowance in accordance with the Company’s regular payroll practices for a period of one (1) year from the date of such termination; provided, however, that the initial payment shall include salary and auto allowance amounts for all payroll periods from the date of termination through the date of such initial payment. Any continued employment pursuant to a Qualified Offer or any alternative thereto agreed to by the parties shall be deemed an extension of the term and the provisions of this Agreement shall continue in full force and effect, except to the extent modified by the Qualified Offer or any alternative thereto agreed to by the parties.

9. Restrictive Covenants. You agree to the following restrictive covenants:

a. Non-Competition. It is understood and agreed that so long as you are employed by the Company and for a period of twelve (12) months thereafter you will not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for any Radio Company that serves any portion of the United States. For this purpose a “Radio Company” is any company that, as a material part of its business, which competes in any material manner with the then present or planned business activities of the Company, which shall mean a business initiative materially discussed by the Board of Directors or which is currently under material consideration by the Board of Directors or which has been approved by the Board of Directors which shall include specifically but limited to the distribution of audio entertainment products (e.g., terrestrial radio, satellite radio, wireless/mobile radio and internet radio). If you are employed by a company with a non-material radio business, you agree that you will not perform any services for that radio business during such twelve (12) month period.

b. Non-Solicitation. In addition it is understood and agreed that for the twelve (12) month year period following any termination of your employment with the Company you will not, without the express prior written permission of the Company, employ under your direct supervision, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of your employment or at any time within the 90 days prior thereto.

c. You agree that a material portion of the covenants of the Company contained in this Agreement and of the compensation, including any bonuses set forth herein, benefits and training that you will receive hereunder are consideration for the restrictions contained in this Section 8. In the event you violate the restrictive covenants set forth in this Section 9, it is agreed that the time period for which the restrictive covenant so violated is applicable shall be extended for a period of one (1) year from the date you cease such violation. You acknowledge that any violation of the provisions set forth in this Section 8 may cause irreparable harm to the Company. You, therefore, expressly agree that the Company, in addition to any other rights or remedies which it may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of these restrictions.

10. Confidentiality and Intellectual Property Rights. Your position involves a close and confidential relationship in which you will be privy to proprietary information of the Company, including without limitation strategic planning, acquisition and investment analysis, research, consulting reports, computer programs and sales, technical, financial and programming practices and data, all of which you agree will be held in the strictest confidence at all times. All copyright, trademark and/or other intellectual property rights of any kind developed during the term of this Agreement and relating to or useful in the Company’s business, or to your duties hereunder (“Works”) shall be deemed a “work for hire” and shall be and remain the sole and exclusive property of the Company, and you shall, to the extent deemed necessary or desirable by the Company, cooperate and assist the Company in perfecting, filing and recording any such rights. To the extent that any Works are not deemed “work for hire”, Employee hereby assigns all of the Employee’s rights in such Works to the Company and waives any and all moral rights the Employee may have in such Works. Employee’s obligations under this Section 9 shall survive the expiration or termination of this Agreement.

11. No Restrictions. In making this Agreement you represent and warrant that you are free to enter into and perform this Agreement and are not and will not be under any disability, restriction or prohibition, contractual or otherwise, with respect to (a) your right to execute this Agreement; (b) your right to make the covenants contained herein; and (c) your right to fully perform each and every term and obligation hereunder. You further agree not to do or attempt to do, or suffer to be done, during or after the term hereof, any act in derogation of or inconsistent with the obligations under this Agreement.

12. Miscellaneous. This Agreement constitutes the entire agreement and understanding between you and the Company concerning the compensation to be paid to you and all of the terms and conditions of your employment and supersedes all prior agreements concerning same, whether written or oral, except as specifically set forth herein. Each party agrees to pay reasonable attorney’s fees and costs incurred by the other if the other party is successful in enforcing its rights under this Agreement in any court action, arbitration or other proceeding. This Agreement may not be modified or amended except by written instrument duly executed by each of the parties. A waiver by either party of any term or condition of this Agreement or the breach thereof shall not be deemed to constitute a waiver of any other term or condition of this Agreement or of any subsequent breach of any term or condition hereof.

13. Section 409A.

(a) Notwithstanding any provision to the contrary in the Agreement, in order to be eligible to receive any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code, your termination of employment must constitute a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”).

(b) Notwithstanding anything herein to the contrary, if you are deemed at the time of your termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), then to the extent delayed commencement of any portion of the termination benefits to which you are entitled under the Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of the your Separation from Service with the Company or (ii) the date of your death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto). Notwithstanding the foregoing or any other provisions of the Agreement, you and the Company agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying the Section 409A of the Code.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have affixed their hands and seals as of the date first written above.

Louise C. Kramer

/s/ Louise C. Kramer
Date: 6/12/2013

Entercom Communications Corp.

/s/ David J. Field
David J. Field
President and Chief Executive Officer

Date: 6/17/2013

M  E  M  O  R  A  N  D  U  M

TO:	Louise C. Kramer

FROM:	David Field

DATE:	June 12, 2013

RE:	2013 Incentive Compensation

Your target bonus amount for 2013 is $250,000 (“Total Target Amount”). Two-thirds of the Total Target Amount will be governed by the “Quarterly Revenue Bonus”, one-fourth of which shall be payable each quarter (it being understood that the Company did not meet its quarterly revenue goal in the first quarter of 2013 and thus no bonus shall be payable for that quarter). The remaining third will be governed by the “Annual MBO Bonus”.

1. Quarterly Revenue Bonus. Commencing with the second quarter 2013 and for each full quarter in 2013 thereafter, you will be paid a quarterly bonus (“Quarterly Revenue Bonus”) for each quarter in which the Company’s adjusted net Revenue (“Revenue”) meets or exceeds the Revenue Goal set forth below. These bonuses are not cumulative. You will be entitled to only the highest applicable single bonus amount for any given quarter.

Quarter	Percentage Increase in Revenue Over Prior Quarter	Quarterly Bonus Paid
2nd	2%	$13,888.89
	3%	$27,777.78
	5%	$41,666.67

3rd	2%	$13,888.89
	3%	$27,777.78
	5%	$41,666.67

4th	1%	$13,888.89
	3%	$27,777.78
	5%	$41,666.67

In addition, if you are employed through the last day of the calendar year and Revenue for the complete calendar year meets or exceeds the annual Revenue Goals set forth below as of the last day of the calendar year, then to the extent not previously paid, you will be paid an additional amount so that your total year-to-date payments under this paragraph 1 (including the payment for the fourth quarter) equals the amounts set forth below.

Percentage Increase in Revenue Over Prior Year	Total Annual Bonus Paid (including any amounts previously paid as Quarterly Revenue Bonuses)
2%	$41,666.67
3%	$83,333.33
5%	$125,000.00

2. Annual MBO Bonus. If you are employed through the last day of the calendar year, you will be eligible for an annual Management by Objective (“MBO”) bonus of up to $83,333. The amount of the MBO bonus will be determined in the discretion of the Chief Executive Officer of the Company each year and will take into account Employee’s achievement of objectives set by the Company, Employee’s individual performance and the Company’s overall performance.

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